EMPLOYMENT AGREEMENT


      This Employment Agreement ("Agreement") is made and entered into this 15th day of September, 1995 to be effective as of the 24th day of April, 1995 ("Effective Date"), by and between TACO CABANA, INC., a Delaware corporation ("Company"), and JAMES A. ELIASBERG ("Employee").


                      W I T N E S S E T H:

     Company and Employee wish to enter into this Agreement so as to  establish  their understanding with respect to employment  of
Employee  by  Company  and  to  resolve  certain  other   matters
involving Company and Employee, all as set forth herein.

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements of the parties, and the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Employment, Duties and Acceptance. Company hereby employs Employee, and Employee hereby accepts employment from Company, on the terms and conditions set forth herein, to serve as Executive Vice President and General Counsel of the Company. Employee shall also serve as Executive Vice President of the Company's affiliated corporations excluding Get Real, Inc. and Taco Cabana Investments, Inc. Employee shall devote exclusive and full time services to the Company and its affiliates, subject to the direction of the President and the Board of Directors of the Company and its affiliates, and, in connection therewith, shall perform such duties commensurate with such office as he shall reasonably be directed to perform.

      2.    Term  of  Employment.  The  term  of  this  Agreement
("Term") shall commence on the Effective Date and shall continue until April 23, 1998 unless earlier terminated as hereinafter provided.

     3.   Compensation.

           3.1. Base Salary. As compensation for all services to be rendered by Employee pursuant to this Agreement, Company agrees to pay or cause to be paid to Employee, during the Term, a base salary ("Base Salary") of $185,000 per annum, payable in equal installments in accordance with Company's general payroll practices, less such deductions or amounts to be withheld as shall be required by applicable law and regulations or pursuant to any benefit plan in which Employee is a participant.

          3.2. Expenses. Company shall pay or reimburse Employee for all reasonable and necessary expenses actually incurred and paid by Employee during the Term in the performance of his services under this Agreement, upon presentation of written expense statements or vouchers accompanied by receipts and such other supporting documentation as Company may require; provided, however, that the maximum amount available for such expenses during any period may be fixed by the Board of Directors of Company.

          3.3. Car Allowance. During the term of this Agreement, the Company shall pay to Employee a monthly car allowance in the amount of $625.00.

           3.4. Bonus. In addition to any discretionary bonus that Employee may be paid in the sole discretion of the Board of Directors of the Company, Employee shall participate in a formula bonus program to be established for senior management of the Company based upon the results and performance of the Company as compared to a financial plan which is approved by the Board of Directors of the Company. To date such formula bonus program has not been fully developed but generally it is anticipated that for each year commencing January 1, 1996, Employee shall be paid a bonus based upon the Company's achievement of certain performance goals set forth in a financial plan to be prepared by senior management of the Company and approved by the Board of Directors of the Company. For the purposes hereof, "Approved Annual Financial Plan" shall mean the projections of revenue, expenses and net income of the Company for each of its calendar years during the term hereof which is approved by the Board of Directors of the Company. Commencing fiscal year 1996 and for each fiscal year thereafter, a financial plan (the "Annual Financial Plan") is to be prepared by Employee and senior management of the Company and submitted to the Company's Compensation Committee for review and comment on approximately November 30 prior to the commencement of the fiscal year covered by the Annual Financial Plan. The Company's Compensation
Committee is a committee of the Board of Directors of the Company. The Annual Financial Plan will include a qualitative and quantitative analysis of revenues and net profits which shall be considered by the Compensation Committee of the Company. Employee and the other members of the Company's senior management will make themselves available at the convenience of the members of the Company's Compensation Committee to discuss, analyze, review, explain, comment and if appropriate, make revisions, to the Annual Financial Plan which has been submitted by Employee and senior management of the Company. After this process of discussion, analysis, review, explanation, comment and revision, the proposed Annual Financial Plan will be submitted to the Board of Directors of the Company for discussion, review, amendment, if necessary, and approval, upon which approval the Annual Financial Plan, as same may be amended, will become the "Approved Annual Financial Plan." The Board of Directors of the Company, in its sole discretion, reserves the right to establish the Approved Annual Financial Plan upon which the performance of the Company for any fiscal year will be based for the payment of bonuses to the Company's senior management. Each year commencing January 1, 1996, Employee shall be paid a bonus equal to a percentage of his Base Salary set forth in Section 3.1 above as a bonus if the Company shall achieve not less than 85% of the Approved Annual Financial Plan and if the Approved Annual Financial Plan is met or exceeded the bonus will increase. The bonus shall be paid within seven (7) days after the Independent Public Accountants regularly employed by the Company shall complete and distribute the annual audit of the Company for the prior fiscal year. The details of such formula bonus program will be set forth in writing on or before December 31, 1995.

      4. Death During Employment. This Agreement and all rights, benefits and obligations of the parties hereunder shall immediately terminate upon the death of Employee, except that Employee's legal representative shall be entitled to receive payments based on the Base Salary specified in Section 3.1 hereof to the last day of the month next following the month in which Employee's death occurs and Employee's estate shall be entitled to receive a prorated portion of the percentage bonus described
in  Section  3.4.   The bonus shall be prorated  based  upon  the
portion of the calendar year before the employee's death and shall be paid within ninety (90) days after the end of the calendar year in which the Employee's death occurs.

      5. Disability. If Employee shall become disabled, as herein defined, the Company may, upon thirty (30) days written notice, terminate Employee's employment hereunder as herein provided. For the purposes of this Agreement, "disability" shall be defined as substantial impairment, physical or mental, of Employee's ability to substantially perform his duties as set forth herein if such impairment continues for a period of ninety
(90) continuous days. Such determination of disability shall be certified by three qualified and licensed physicians, one of which is to be selected by the Company, one is to be selected by the Employee or Employee's designee and the other is to be selected by the other two physicians selected. If the two physicians selected by the Company and Employee or Employee's designee can not agree upon a third physician within thirty (30) days, a third physician will be selected by the head of the Bexar County Medical Association. The determination of a majority of the physicians as to Employee's disability shall control and be binding upon the parties hereto and their respective legal representatives and successors. Company shall continue to pay Employee his full Base Salary compensation up to and including the date of termination. Upon such termination, all rights, benefits and obligations of the parties hereunder shall immediately terminate, except that Employee shall be entitled to receive a prorated portion of the percentage bonus described in
Section 3.4. The bonus shall be prorated based upon the portion of the calendar year before the Employee's disability and shall be paid within ninety (90) days after the end of the calendar year in which the Employee's disability occurs.

     6.   Termination.

           6.1. Termination. This Agreement may be terminated by Employee upon thirty (30) days written notice to the Company. Upon termination of this Agreement, all rights, benefits and obligations of the parties hereunder shall immediately terminate and neither party shall have any further obligation to the other except the payment by Company to Employee of compensation based on the Base Salary specified in Section 3.1 hereof through the date of termination, and the rendition of services by Employee through such date of termination.

           6.2. Termination for Cause. Company may terminate and discharge Employee for cause (as defined herein) at any time, effective immediately upon the giving of notice to such effect to Employee. Such discharge shall be effected by written notice to Employee which shall specify the reasons for Employee's discharge. As used herein, the term "for cause" shall only include (i) Employee's theft or fraud, (ii) Employee's conviction of a felony, (iii) Employee's violation of the terms and conditions of Sections 8.1 or 9, or (iv) Employee's failure to comply with all reasonable policies, standards, and regulations of the Company or any of its affiliated companies in effect as of the date of this Agreement and failure to cure such violation within thirty days after receipt of written notice thereof.

     7.   Vacation and Benefits.

          7.1. Vacation and Benefits. Employee shall be entitled to three (3) weeks paid vacation time each calendar year. The times for such vacation shall be mutually agreed upon by Company and Employee. Vacation time not used in one calendar year shall carry over and may be used in the next calendar year; provided, however, Employee shall not be entitled to more than six (6) weeks of vacation time in any one calendar year; and provided further, that vacation time carried over to the next calendar year shall not exceed six (6) weeks. As a full-time employee of Company, Employee shall be entitled to participate in such other fringe benefits as are formally adopted by Company and its affiliated companies from time to time for and on behalf of its full-time employees. In this regard, during the Term, Employee shall be eligible to participate, and shall be entitled to participate, in any

          (i) pension, profit sharing, bonus, stock option, stock
     ownership  or similar plans or programs of Company  and  its
     affiliated   companies  established   for   or   benefitting
     executive employees, or

            (ii) group insurance, hospitalization, medical, health and accident, disability or similar insurance plans or programs of Company and its affiliated companies now existing or hereafter established, to the extent that he is eligible under the general provisions thereof.

          7.2. Stock Options. Taco Cabana will grant to Employee an option to acquire 200,000 shares of common stock (the "Option") at an exercise price not less than the closing price of the common stock on the effective date of grant. Such Option will vest in five equal annual installments of 40,000 shares each, commencing on June 6, 1996; provided, however, that any portion of such Option to the extent not vested shall vest immediately upon any Change of Control of the Company during the term hereof (as Change of Control is defined in the Employee's Stock Option Agreement to be entered into to evidence the Option referenced herein). Such Stock Option Agreement will be entered into no later than sixty days from September 15, 1995.

     8.   Restrictive Covenants.

           8.1. During Employment. Employee is hired by Company as a full-time employee and Employee agrees to use his best efforts to serve and advance the interests of Company and its affiliated companies well and faithfully and to devote his full time and attention exclusively to the business of Company and its affiliated companies for so long as he shall be employed hereunder. During the Term, Employee shall not, directly or indirectly, alone or as a member of a partnership or as an officer, director, shareholder or consultant of any other corporation, be engaged in or concerned with any business or commercial activities, duties or pursuits whatsoever, other than those of Company. Without limiting the generality of the foregoing, Employee shall not, directly or indirectly, own, manage, operate, join, control, participate in or be connected with as an officer, director, employee, consultant, partner, shareholder or individual, in or with any business or occupation which is a competitor with Company or any of its affiliated companies. Notwithstanding anything to the contrary herein contained, nothing herein shall be construed to prohibit Employee from making passive personal investments or writing books, screenplays or other literary endeavors during periods of time outside normal and customary business hours and such passive investments and any screenplays, books or literary endeavors written by the Employee shall remain his sole and exclusive property, together with any commercialization proceeds thereof.

           8.2. After Termination of Employment. For and in consideration of the promises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Employee agrees that for a period of two
(2) years after Employee's employment is terminated for any reason, Employee shall not, directly or indirectly, own, manage, operate, control, participate in or be connected with as an officer, director, employee, consultant, partner, shareholder or individual, in or with any business or occupation which owns a Mexican fast food restaurant or Mexican "quick service" restaurant in the continental United States.

      9. Protection of Confidential Information. Employee acknowledges that in his employment with Company hereunder he occupies a position of trust and confidence and that during the Term of this Agreement, he will have access to and will become familiar with many confidential affairs of Company and its affiliated companies, including, without limitation, information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, trade secrets, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public (collectively "Confidential Information"). Employee covenants and agrees that he will keep secret all Confidential Information of Company and that he will not disclose any of such Confidential Information, directly or indirectly, unless he is compelled to disclose it by judicial process. Employee further covenants and agrees that he will not use any such Confidential Information in any way, either during the Term of this Agreement or at any time thereafter, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment and other similar items relating to the business of Company shall remain the sole and exclusive property of Company and shall not be removed by Employee from the premises of Company under any circumstances whatsoever without the prior written consent of Company and shall in no way be reproduced or copied by Employee without the prior written consent of Company. Employee agrees to deliver or return to Company, upon termination of his employment, all copies, data, drawings, prints and written information furnished by Company or prepared by Employee during the Term of this Agreement in connection with his services hereunder. Employee will retain no copies thereof after termination of his employment. Employee hereby releases and transfers, assigns and conveys any right, title or interest Employee may have in any trademarks, trade names, service marks, service names or other proprietary marks ("Marks") of Company or any of its affiliated companies, whether presently existing or hereafter developed, and Employee agrees not to undertake either during the Term hereof or at any time thereafter, to apply for any registration with respect to any such Mark except on behalf of the Company or any affiliated company pursuant to a specific written directive from Company. Employee is an attorney and should he develop legal form files, form agreements or other similar attorney work products that do not contain Company confidential information, Employee shall be entitled to retain copies of such attorney work product notwithstanding anything to the contrary herein contained.

      10. Specific Remedy. Company and Employee agree that in the event Employee commits a material breach of Sections 8 or 9 of this Agreement, Company shall have, in addition to any other remedies provided by law, the right and remedy to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company.

      11. Prohibition Against Assignment. Employee agrees on behalf of himself and of his executors, administrators, heirs, legatees, distributees and any other person or persons claiming any benefits through or under him under this Agreement that this Agreement and its rights, interests and benefits shall not be assigned,  transferred, pledged or hypothecated  in  any  way  by
Employee or any executor, administrator, heir, legatee, distributee or other person claiming through or under Employee by virtue of this Agreement, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or disposition of this Agreement or of such rights, interests and benefits contrary to the above provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

     12.   General.

           12.1. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. In addition, in the event that any provision of this Agreement (or portion thereof) is determined by a court to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained therein, the parties acknowledge that it is their intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

          12.2. Waiver. Failure or delay in insisting upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof with respect to prior, contemporaneous or subsequent occurrences. No waiver by either party of any right hereunder or of any default shall be binding upon such party unless such waiver is in writing and signed by a duly authorized officer of such party.

         12.3. Remedies Cumulative. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

           12.4.  Notice.   Any notice, demand, payment,  request,
response or other communication contemplated herein or required or permitted to be given hereunder shall be deemed to be given and sufficient in all respects if given in writing, by personal delivery or by United States Mail, Certified Mail, Postage
Prepaid,  Return  Receipt  Requested  to  the  parties   at   the
respective addresses set forth below:

               if to Company:      262 Losoya, Suite 330
                                   San Antonio, Texas 78205

               if to Employee:     Employee's  address
                                   as recorded
                                   in the Personnel Files of
                                   the Company

or   to  such  other  address  as  the  party  to  receive   such
communication  has  last designated by notice  delivered  to  the
other  party  in  accordance with the foregoing provisions.   All
notices shall be effective upon receipt.

           12.5. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understanding or agreement (including the prior signed Employment Agreement entered into September 15, 1995, which was inadvertently and mistakenly executed and shall be deemed to have never been of any force or effect) between Company or any of its affiliated companies and Employee relating to Employee's employment with Company or any of its affiliated companies. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

          12.6. Amendment. This Agreement may not be modified or amended except by written agreement executed by all the parties to this Agreement at the time of such amendment.

          12.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and the parties hereto hereby agree that the sole and exclusive place of jurisdiction for resolution of any disputes arising hereunder or related hereto shall be San Antonio, Bexar County, Texas.

          12.8. Binding Effect and Assignment. Subject to the restrictions against assignment set forth in Section 11, this Agreement and the terms and conditions hereof shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

          12.9.  Captions  and  Section Headings.   Captions  and
section headings used herein are for convenience only and shall not be used in construing this Agreement.

           12.10. Language. The language used in this Agreement shall be deemed to be language chosen by both parties hereto to express their mutual intent, and no rule of strict construction against either party shall apply to any term or condition of this Agreement.

          12.11. Further Assurances. Each of the parties hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the purpose or intent of the provisions of this Agreement.

         12.12. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which taken together shall constitute one single agreement between the parties hereto.

          12.13. Indemnity. The Company shall indemnify the Employee and hold him harmless for any acts or decisions made by him in good faith while performing services for the Company as Employee and/or agent of Company and, in addition thereto, shall use its best efforts to obtain insurance coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the officers and directors of the Company against lawsuits as Employee and/or agent of Company. The Company will pay all expenses, including attorneys' fees, actually and necessarily incurred by the Company or Employee in connection with the defense of any such act, suit or proceeding and in connection with any appeal thereon, including costs of court settlement.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the 15th day of September, 1995, effective as of the Effective
Date.


               COMPANY:

                              TACO CABANA, INC.


                              BY:
                              ITS:


               EMPLOYEE:



                              JAMES A. ELIASBERG